Exhibit 10.1
EXECUTION VERSION
MASTER AGREEMENT TO RESOLVE JCCP No. 4861 PRIVATE PARTY CLAIMS
This Master Agreement to Resolve JCCP No. 4861 Private Party Claims (the “Agreement”) is entered into by and between (i) Defendant Southern California Gas Company, (ii) Defendant Sempra Energy, and (iii) the plaintiff law firms listed on the signature pages hereto under the heading “Plaintiffs’ Counsel” (each individual law firm, a “Plaintiffs’ Counsel Firm,” and such firms collectively “Plaintiffs’ Counsel”) on behalf of their respective Eligible Plaintiffs (as defined below). Defendants (as defined below) and Plaintiffs’ Counsel, on behalf of all Eligible Plaintiffs they represent, are referred to herein collectively as the “Parties” and individually as a “Party.”
1.PREAMBLE
This Master Agreement to Resolve JCCP No. 4861 Private Party Claims provides for the resolution of all causes of action, disputes, claims and allegations asserted by plaintiffs in individual actions in the Judicial Council Coordination Proceeding No. 4861 in the Los Angeles Superior Court (“JCCP”). Pursuant to the terms set forth herein, and subject to the satisfaction, or waiver by the Defendants (in Defendants’ sole and absolute discretion), of the Conditions Precedent as set forth herein, Defendants shall pay up to one billion eight hundred million dollars ($1,800,000,000) in full and final settlement of all Claims of all Eligible Plaintiffs. The Final Settlement Amount shall be determined based on the number of Releasors.

2.DEFINITIONS
2.1The term “Action(s)” shall refer to the lead case captioned William Gandsey, et al., v. Southern California Gas Company, et al., Los Angeles Superior Court (“LASC”) Case No. BC601844, and all complaints or cases brought on behalf of Eligible Plaintiffs which are identified on Attachment B that have been coordinated in Judicial Council Coordination Proceeding No. 4861 titled “Southern California Gas Leak Cases”. This Agreement excludes and is inapplicable to the complaints or cases filed by Developer Plaintiffs, property class plaintiffs and business class plaintiffs, the Proposition 65 plaintiffs, and the shareholder derivative cases, all as set forth on Attachment C.
2.2The term “Agency Proceedings” shall mean any proceedings overseen by the California Public Utilities Commission (“CPUC”), California Department of Conservation, Geologic Energy Management Division or any other government regulatory agencies arising from the events alleged or related to the allegations in the Southern California Gas Leak Cases.
2.3The term “Attachment D Plaintiffs” shall have the meaning set forth in Section 5.3.
2.4The term “Attachment E” shall mean the Preliminary Attachment E, until the time that the Parties have approved the Updated Attachment E pursuant to Section 6.2(b), at which point in time all references to Attachment E herein shall be deemed to refer to such Updated Attachment E.

2.5The term “Claim(s)” shall be defined as broadly as possible, and shall include but not be limited to any and all claims of injury, loss or damage of any nature whatsoever that an Eligible Plaintiff has or may acquire against Defendants arising from, related to, or in any way pertaining to, the allegations in the Actions, or that have been or could have been asserted in the Action(s), whether presently known or unknown, developed or undeveloped, discovered or undiscovered, foreseen or unforeseen, matured or unmatured, accrued or not accrued, or now recognized by law or that may be created or recognized in the future by statute, regulation, rule, judicial decision or in any other manner.
2.6The term “Claims Administrators” shall mean Hon. Louis Meisinger (Ret.) and Hon. Scott Gordon (Ret).
2.7The term “Claims Processor” shall mean BrownGreer PLC.
2.8The term “CMO 6 Withholding” shall have the meaning set forth in Section 4.5.
2.9The term “Condition(s) Precedent” shall mean the conditions precedent (set forth in Section 4.1) to the obligation of Defendants to transfer the Final Settlement Amount.
2.10The term “the Court” shall have the meaning set forth in Section 5.1.
2.11The term “CP Satisfaction Date” shall mean the date upon which the Conditions Precedent have either been satisfied, or waived by Defendants (in Defendants’ sole and absolute discretion), as set forth in Section 4.1.
2.12The term “CP Satisfaction Date Deadline” means June 1, 2022, which date is subject to any extensions as may be agreed to by all Parties, each in their sole and absolute discretion.
2.13The term “Defendants” shall mean Southern California Gas Company and Sempra Energy, as well as any of their past, present, or future corporate subsidiaries, divisions, affiliates, parents, joint ventures, predecessors, related companies, successors and assigns, and all of their respective current or former officers, directors, employees, agents, shareholders, owners, consultants, insurers and attorneys, and all of their respective heirs, assigns and estate representatives.
2.14The term “Developer Plaintiffs” shall mean Toll Brothers, Inc., Porter Ranch Development Company, TF Hidden Creeks, L.P., Forestar Chatsworth, LLC, Shapell Liberty Investment Properties, Daniel Singh and Land Developers & Associates Corporation.
2.15The “Effective Date” for this Agreement shall be the date upon which the Parties have executed and delivered this Agreement.
2.16The term “Eligible Plaintiff(s)” shall mean the plaintiffs who/which are listed on Updated Attachment E (including, for purposes of clarity, the Reconciled Plaintiffs identified pursuant to Section 5.3 and the EN Plaintiffs identified pursuant to Section 5.8). For further purposes of clarity, “Eligible Plaintiff(s)” does not mean the Attachment D Plaintiffs as set forth on Updated Attachment D as agreed to by the Parties pursuant to Section 5.3. Notwithstanding any other provision of this Agreement to the contrary, for purposes of calculating the numerator of the Participation Thresholds only, the term Eligible Plaintiffs shall exclude the Settling EN Plaintiffs. The Parties acknowledge and agree that there are Eligible Plaintiffs who are represented by counsel who are not Plaintiffs’ Counsel.
2.17The term “Eligible Plaintiffs (Bellwether)” shall mean the Eligible Plaintiffs identified on Attachment F.
2.18The term “Eligible Plaintiffs (Discovery Pool)” shall mean the Eligible Plaintiffs identified on Attachment G.
2.19The term “Eligible Plaintiffs (Group B)” shall mean, collectively, all the Eligible Plaintiffs represented by Plaintiffs’ Counsel identified on Updated Attachment E.
2.20The term “Eligible Plaintiffs (Group C)” shall mean the Eligible Plaintiffs who resided within (or with respect to Entity Plaintiffs, whose address or place of business was within) a five-mile radius of well SS-25 located at Defendants’ Aliso Canyon Underground Gas Storage Facility as identified on Updated Attachment E.
2.21The term “Eligible Plaintiffs (Group D)” shall mean the Eligible Plaintiffs who resided outside (or with respect to Entity Plaintiffs, whose address or place of business was outside) the five-mile radius of well SS-25 located at Defendants’ Aliso Canyon Underground Gas Storage Facility as identified on Updated Attachment E.
2.22The term “EN Plaintiffs” shall mean the natural persons (capped at sixty (60)) who will be identified by name and plaintiff ID number pursuant to the provisions of Section 5.8.
2.23The term “Entity Plaintiff” shall mean a plaintiff in the Actions that is not a natural person.
2.24The term “Final Settlement Amount” shall have the meaning set forth in Section 4.2.
2.25The term “Individual Release” shall mean (i) for each natural person, the separate “Release of All Claims of Individual Releasor (Natural Person)” in the form set forth on Attachment A-1 to be approved by the Court, and (ii) for each Entity Plaintiff, the separate “Release of All Claims of Individual Releasor (Entity Plaintiff)” in the form set forth on Attachment A-2 to be approved by the Court, in each case, to be executed and delivered to the Defendants by each settling Eligible Plaintiff.
2.26The terms “Lien Resolution Administrator” or “LRA” shall mean BrownGreer PLC.
2.27The term “Maximum Settlement Amount” means one billion eight hundred million dollars ($1,800,000,000).
2.28The term “Minor Eligible Plaintiff” shall mean an Eligible Plaintiff who is a minor or has a disability requiring the appointment of a legal guardian(s).

2.29The term “Non-Settling Eligible Plaintiff” shall mean an Eligible Plaintiff who does not execute and deliver to Defendants an Individual Release.
2.30The term “Order to Show Cause” shall mean the Stipulation and Order to Show Cause re: Dismissal Relating to Private Plaintiff Discovery Questionnaires (signed and dated October 17, 2018) as clarified by the Court’s November 13, 2018, Further Clarification on Court Order re Questionnaire Deadlines.
2.31The term “Participation Thresholds” shall mean the number of Eligible Plaintiffs who must submit an Individual Release in order to meet or exceed the percentages provided in Section 4.1.
2.32The term “Plaintiffs’ Counsel” shall mean the counsel listed in the signature pages hereto under the heading “Plaintiffs’ Counsel.”
2.33The term “Preliminary Attachment D” shall mean the Attachment D attached hereto as of the Effective Date.
2.34The term “Preliminary Attachment E” shall mean the Attachment E attached hereto as of the Effective Date.
2.35The term “QSF” shall have the meaning set forth in Section 4.4.
2.36The term “QSF Account” shall have the meaning set forth in Section 4.4.
2.37The term “QSF Trustee” shall have the meaning set forth in Section 4.4.
2.38The term “Reconciled Plaintiffs” shall mean all plaintiffs who/which are included on Preliminary Attachment D but who/which are not included on Updated Attachment D pursuant to the provisions of Section 5.3.
2.39The term “Reduction” shall mean a reduction to the Maximum Settlement Amount calculated using the following formula. First, the reduction is initially calculated by an amount equal to fifty thousand dollars ($50,000) per number of plaintiffs fewer than 35,717 Eligible Plaintiffs identified on Updated Attachment E. Second, the amount of the reduction is then increased by an amount equal to fifty thousand dollars ($50,000) per Eligible Plaintiff for each Eligible Plaintiff on Updated Attachment E (which, pursuant to the provisions of Section 6.2(b), could include more than 35,717 Eligible Plaintiffs) who does not execute and deliver an Individual Release. Finally, the amount of the reduction is then reduced by an amount equal to fifty thousand dollars ($50,000) multiplied by the number of Settling EN Plaintiffs, capped at three million dollars ($3,000,0000). By way of example only, if there are only 35,000 Eligible Plaintiffs identified on Updated Attachment E, and if only 34,500 Eligible Plaintiffs execute and deliver an Individual Release, and if there are ten (10) Settling EN Plaintiffs identified pursuant to Section 5.8, then the amount of the Reduction shall equal: ($50,000 x 717) + ($50,000 x 500) – ($50,000 x 10) = $60,350,000. By way of further example only, if there are 38,000 Eligible Plaintiffs identified on Updated Attachment E, and if only 37,500 Eligible Plaintiffs execute and deliver an Individual Release, and if there are ten (10) Settling EN Plaintiffs identified pursuant to Section 5.8, then the amount of the Reduction shall equal: ($50,000 x 0) + ($50,000 x 500) – ($50,000 x 10) = $24,500,000.
2.40The term “Releasors” shall mean all Eligible Plaintiffs who execute and deliver to Defendants (via Claims Administrators) an Individual Release and, for purposes of clarity, with respect to Minor Eligible Plaintiffs, such Eligible Plaintiffs who have obtained an order approving a Settling Minors’ Compromise Petition.
2.41 The term “Settling EN Plaintiffs” shall mean those EN Plaintiffs who have executed and delivered to Defendants an Individual Release before the CP Satisfaction Date Deadline.
2.42The term “Settling Minors’ Compromises” shall mean the settlements of all Minor Eligible Plaintiffs.
2.43The term “Settling Minors’ Compromise Petition(s)” shall have the meaning set forth in Section 6.2(c).
2.44The term “Stay Period” shall mean the period beginning on the fifth (5th) business day after the Effective Date and terminating on the day that is one hundred eighty (180) calendar days after the CP Satisfaction Date. Notwithstanding the foregoing, if the CP Satisfaction Date does not occur by the Termination Date, then the Stay Period shall expire on the Termination Date.
2.45The term “Taxes and Tax-Related Expenses” shall mean any and all applicable taxes, duties, and similar charges imposed by a government authority (including any estimated taxes, interest or penalties) arising in any jurisdiction, if any, with respect to the income or gains earned by or in respect of the QSF Account, including, without limitation, any taxes that may be imposed upon Defendants with respect to any income or gains earned by or in respect of the QSF Account for any period while it is held in the QSF Account.
2.46The term “Termination Date” shall mean the forty fifth (45th) day after the CP Satisfaction Date Deadline.
2.47The term “Updated Attachment D” shall mean the revisions and updates to the Preliminary Attachment D to identify all Attachment D Plaintiffs prepared and approved by the Parties pursuant to Section 5.3.
2.48The term “Updated Attachment E” shall mean the revisions and updates to the Preliminary Attachment E prepared and approved by the Parties pursuant to Section 6.2(b).

3.ACKNOWLEDGEMENTS AND ATTACHMENTS
3.1Defendants have denied and continue to deny any liability, wrongdoing or responsibility for any Claim(s). Moreover, Defendant Sempra Energy has denied and continues to deny that it should be a party to the Actions. In deciding to enter into this Agreement, Plaintiffs’ Counsel and Defendants have considered the uncertainties, delays, expenses and exigencies of the litigation process, including trials and appeals, and have concluded that settlement is preferred to continuing to litigate these disputed Claim(s) by and between them.
3.2Plaintiffs’ Counsel has evaluated individually the Claim(s) of each of their respective Eligible Plaintiffs from a settlement perspective, considering the nature and extent of each such Eligible Plaintiff’s alleged injury, damages and losses, and the alleged liability of Defendants. This Agreement and the terms herein were achieved through contentious litigation and/or negotiations in this case, in an adversarial context, and were at all times an arms-length negotiation conducted in good faith by all parties.
3.3The Parties desire to fully settle and resolve all disputes between Eligible Plaintiffs and Defendants, including those asserted in, or related directly or indirectly to, the Actions.
3.4Defendants and Plaintiffs’ Counsel intend that the payments made by Defendants pursuant to the terms and conditions of this Agreement after satisfaction, or waiver by Defendants (in Defendants’ sole and absolute discretion), of the Conditions Precedent, will fully and completely settle any and all Releasors’ Claims against Defendants including, without limitation, any liens, subrogated interests or other encumbrances of any third parties, including, but not limited to, government entities, health care providers, lien holders, insurance carriers, health maintenance organizations, and Plaintiffs’ Counsel, including associated or prior counsel.
4.CONDITIONS PRECEDENT AND FINAL SETTLEMENT AMOUNT
4.1Conditions Precedent to the Transfer of the Final Settlement Amount. It shall be an express condition precedent to the obligations of Defendants to transfer the Final Settlement Amount pursuant to Section 4.4 and Section 4.5 that each of the following conditions be satisfied by the CP Satisfaction Date Deadline, unless Defendants expressly waive in writing any such condition precedent in Defendants’ sole and absolute discretion:
i.The Court has approved the agreed-upon settlement allocation criteria and methodology, claims protocol, opt-in packet, informed consent letter, and the form of Individual Release – each as set forth and developed pursuant to Section 6.2 and Section 6.3, as applicable, and as submitted to the Court for approval;
ii.For all Minor Eligible Plaintiffs who have delivered to the Claims Administrators a fully executed Individual Release, the Court has approved, directly or through a duly appointed special master or referee, all Settling Minors’ Compromise Petitions with respect to all such Minor Eligible Plaintiffs;
iii.The Parties have finalized and approved the Updated Attachment E pursuant to Section 6.2(b);
iv.The QSF Account has been created pursuant to Section 4.4;
v.99% of Eligible Plaintiffs (Bellwether) have delivered to the Claims Administrators a fully executed Individual Release;

vi.98% of Eligible Plaintiffs (Discovery Pool) have delivered to the Claims Administrators a fully executed Individual Release;
vii.For each Plaintiffs’ Counsel Firm, 98% of the Eligible Plaintiffs (Group B) whom or which such Plaintiffs’ Counsel Firm represents have delivered to the Claims Administrators a fully executed Individual Release;
viii.96% of Eligible Plaintiffs (Group C) have delivered to the Claims Administrators a fully executed Individual Release;
ix.94% of Eligible Plaintiffs (Group D) have delivered to the Claims Administrators a fully executed Individual Release;
x.The stay(s) contemplated by Section 5.2 has been approved by the Court; and
xi.The dismissals contemplated by Section 5.3 have been entered by the Court.
4.2Maximum Settlement Amount; Final Settlement Amount. In exchange for the good and valuable consideration and terms set forth in this Agreement, subject to the satisfaction, or waiver by Defendants (in Defendants’ sole and absolute discretion), of the Conditions Precedent, Defendants agree to pay an amount equal to the Maximum Settlement Amount less the Reduction (such amount, the “Final Settlement Amount”). The Final Settlement Amount is in full and final settlement of all Claims of all Releasors, including all attorneys’ fees and all costs or demands for reimbursements of costs, including costs to administer this Agreement in excess of the ten million dollars ($10,000,000) referred to in Section 6.8. For purposes of clarity, the Final Settlement Amount in no case shall exceed the Maximum Settlement Amount. No portion of such Final Settlement Amount constitutes or shall be considered consideration for punitive or exemplary damages, notwithstanding that such additional damage claims are within the scope of the Individual Releases.
4.3Delivery to Defendant of Individual Releases. If the CP Satisfaction Date occurs, the Parties hereby irrevocably authorize the Claims Administrators to release to the Defendants all executed original copies of the Individual Releases.
4.4Transmission of Final Settlement Amount. Upon the satisfaction, or waiver by Defendants (in Defendants’ sole and absolute discretion), of the Conditions Precedent, within forty-five (45) calendar days after the CP Satisfaction Date, Defendants shall transfer ninety three percent (93%) of the Final Settlement Amount in immediately available funds to a trust intended to be treated as a qualified settlement fund established pursuant to § 468B of the Internal Revenue Code of 1986, as amended, and United States Treasury Regulation § 1.468B-1 et seq (the “QSF Account”). The Parties shall select a qualified firm to be used as a QSF Account trustee (the “QSF Trustee”), which shall have the sole and entire responsibility for distribution of payments from the QSF Account to the Eligible Plaintiffs and any other payees. The QSF Trustee shall be solely responsible for filing tax returns and any other tax reporting for or in respect of the QSF Account and amounts paid from the QSF Account and any Taxes and Tax-Related Expenses. Such tax returns shall be consistent with this Section 4.4 and in all events shall reflect that all taxes (including any interest or penalties) on the income earned by the QSF

Account shall be paid out of the income earned by the QSF Account. The QSF Account shall indemnify and hold harmless the Parties and their counsel for Taxes and Tax-Related Expenses (including, without limitation, taxes payable by reason of any such indemnification payments). The Parties and their respective counsel shall make no representation or warranty with respect to the tax treatment by any Party of any payment or transfer derived from or made pursuant to the QSF Account. The Parties shall agree that the QSF Account shall be treated as a QSF from the earliest date possible and shall agree to any relation-back election required to treat the QSF Account as a qualified settlement fund from the earliest date possible. The QSF Trustee shall provide a detailed accounting of any and all funds in the QSF Account, including any interest accrued thereon and payments made pursuant to this Agreement, upon request of any of the Parties. Defendants shall have no right to participate in any way in the determination or distribution of any individual Eligible Plaintiff’s allocated share from the QSF Account. Wiring instructions will be provided within a week of the CP Satisfaction Date. Defendants only form 1099-MISC reporting obligation shall be to the QSF Account.
4.5CMO 6 Withholding. In accordance with Case Management Order No.6 (“CMO 6”) issued in the JCCP, Defendants shall withhold seven percent (7%) of the Final Settlement Amount in order to pay the assessments for the “Fee Fund” and “Cost Fund” established in accordance with CMO 6 (the “CMO 6 Withholding”). Defendants shall send to “Private Plaintiffs’ Liaison Counsel” (as established by Case Management Order Number 2) such withheld amounts in accordance with CMO 6. Defendants’ only form 1099-MISC reporting obligations with respect to such withholding shall be to such Private Plaintiffs’ Liaison Counsel.
4.6Termination of Agreement After CP Satisfaction Date Deadline. If the CP Satisfaction Date has not occurred by the Termination Date, then (i) this Agreement and all obligations contained therein shall automatically terminate on such Termination Date other than the obligations set forth in Section 6.5 and (ii) Individual Releases executed by an Eligible Plaintiff will be considered null and void.
4.7Accord and Satisfaction. If the CP Satisfaction Date occurs, the consideration set forth in the Individual Release of each Releasor shall represent a complete accord and satisfaction of all Claims of such Releasors.
4.8Costs and Attorneys’ Fees. With the exception of Defendants’ obligation to pay $10,000,000 in the aggregate for the fees and costs set forth in Section 6.8, the Parties shall bear their own costs, including attorneys’ fees, arising out of and/or relating to this Agreement or the claims being settled.
5.OBLIGATIONS AND RESPONSIBILITIES AS OF THE EFFECTIVE DATE
5.1Jurisdiction to Enforce Agreement. Promptly after the Effective Date, the Parties shall jointly request that the Honorable Daniel J. Buckley of the LASC or whatever LASC judge is at that time presiding over the JCCP (the “Court”) retain jurisdiction over the Parties and the Actions for purposes of enforcing this Agreement. Except as expressly stated otherwise in Section 5.3, Section 5.8 and Section 6.2(b), any dispute between the Parties regarding this Agreement, including the satisfaction of its terms, shall be submitted to the Court for resolution. While the Parties shall jointly request the Court to retain jurisdiction for such purposes,

Defendants acknowledge, understand, and agree that: (i) this Agreement is between Defendants and Plaintiffs’ Counsel, not their respective clients; (ii) Plaintiffs’ Counsel represent that they do not presently have authority to settle the Claims filed by any particular Eligible Plaintiff; (iii) no Eligible Plaintiff shall have any obligation by virtue of the execution of this Agreement by their counsel to resolve or settle their Claims against Defendants or execute and deliver an Individual Release; and (iv) this Agreement does not by itself reflect the settlement of any Eligible Plaintiff’s Claims against Defendants.
5.2Stay of Case. The Parties acknowledge and agree that there will need to be substantial efforts by all concerned to effectuate the terms of this Agreement, including efforts to provide appropriate client disclosures, obtain adequate informed consent, prepare Individual Releases, coordinate with counsel to Eligible Plaintiffs who are not Plaintiffs’ Counsel, and otherwise carry out the terms of this Agreement. The Parties also acknowledge that the Defendants would not have entered into this Agreement without the certainty that the Actions would be stayed by the Court. Therefore, Plaintiffs’ Counsel, their respective Eligible Plaintiffs, and Defendants agree: (i) to exercise best efforts toward the resolution of these cases and claims under the terms of this Agreement; and (ii) that they will promptly and jointly seek a stay of the Actions with the Court for the Stay Period, while the Parties continue their best efforts to finalize the settlement of the claims subject to this Agreement. This provision does not preclude any Non-Settling Eligible Plaintiff represented by counsel other than Plaintiffs’ Counsel from seeking an exception to such stay.
5.3Dismissals. Without limiting the provisions of Section 5.8, the Parties shall work together amicably and in good faith to update the Preliminary Attachment D to identify all plaintiffs on such Preliminary Attachment D whose Claims should be dismissed (such plaintiffs whose Claims the Parties agree should be dismissed and included on Updated Attachment D, the “Attachment D Plaintiffs”). The Parties agree to use their best efforts to finalize the Updated Attachment D by forty-five (45) days after the Effective Date, but in all cases prior to finalizing Updated Attachment E. After agreement by the Parties on such Updated Attachment D, and notwithstanding any stay that may be issued pursuant to Section 5.2, Defendants will take all steps necessary to secure dismissals of such Attachment D Plaintiffs, and Plaintiffs’ Counsel will cooperate with Defendants in such efforts, including stipulating to the bases for such dismissals. If a dispute arises as to whether a plaintiff belongs on the Updated Attachment D, the Parties will amicably and in good faith attempt to resolve such dispute and, absent a consensual resolution, will submit the dispute to the Claims Administrators for resolution. Without limiting Section 5.8, in preparing the Updated Attachment D, the Parties agree that all plaintiffs identified on Preliminary Attachment D who/which did not timely serve a questionnaire response by the deadline set forth in the Order to Show Cause shall be included on the Updated Attachment D and shall be excluded from Updated Attachment E.
5.4Authority of Counsel. Plaintiffs’ Counsel represent that they have carefully reviewed the provisions of this Agreement and, after exercising their independent judgment, have concluded that it is in the best interests of their respective Eligible Plaintiffs and any interests represented by them to participate in the Agreement, and that this Agreement provides for the establishment of a fair and efficient method of compensating such Eligible Plaintiffs and any interests represented by them. Plaintiffs’ Counsel therefore represent that following Court approval of the settlement allocation criteria and methodology, claims protocol (including the procedures for the participation of Minor Eligible Plaintiffs in the allocation process through execution of Individual Releases by duly appointed guardians ad litem pursuant to California Code of Civil Procedure section 372), opt-in packet, informed consent letter, and the form of Individual Release as referenced in Section 4.1(i), Plaintiffs’ Counsel will recommend to 100% of their respective Eligible Plaintiffs that they settle their Claim(s) pursuant to such Court approved methodologies and protocols under the terms of this Agreement.
5.5Present Intentions. While nothing in this Agreement is intended to operate as a restriction on the right of Plaintiffs’ Counsel to practice law within the meaning of Rule 5.6(b) of the California Rules of Professional Conduct or within the meaning of a provision in professional rules of conduct for a foreign jurisdiction governing Plaintiffs’ Counsel that is analogous to Rule 5.6(b) of the California Rules of Professional Conduct, Plaintiffs’ Counsel represent that they have no present intent to solicit or represent new clients, including Developer Plaintiffs, for the purpose of bringing claims against Defendants in connection with the Aliso Canyon Underground Gas Storage Facility, unless the Agreement terminates in accordance with the terms of Section 4.6. Further and in accordance with the above, Plaintiffs’ Counsel represent that they have no present intent to participate in the litigation of any Claim(s), in any manner whatsoever, including but not limited to participation in depositions or any other court or agency proceeding, unless the Agreement terminates in accordance with the terms of Section 4.6. However, Alan Schimmel may continue to represent current Developer Plaintiff clients in ongoing Developer Plaintiff Action(s).
5.6Agreements Re: Developer Plaintiffs and Disclosure or Transmission of Work Product. Plaintiffs’ Counsel, their Eligible Plaintiffs, and their authorized representatives agree to terminate any agreement sharing work product information, including expert work product, such as common interest agreements entered into with the Developer Plaintiffs in connection with the litigation. In addition, and except as such agreement may be forbidden by Rule 1.16(d) and/or Rule 5.6(b) of the California Rules of Professional Conduct or, for any Plaintiffs’ Counsel not admitted in California, any State-law equivalent to the foregoing rules or any State-law equivalent to Model Rule 3.4 of the American Bar Association’s Model Rules of Professional Conduct that governs the conduct of such Plaintiffs’ Counsel, Plaintiffs’ Counsel agree that they will not discuss, share or make available to anyone other than the Non-Settling Eligible Plaintiffs, TF Hidden Creeks, L.P, Forestar Chatsworth, LLC, and Land Developers & Associates Corporation and their respective counsel: (i) any materials or information or other work product that has been developed in the Action(s), including but not limited to correspondence, notes, analyses, interview memoranda, exhibit and witness lists, demonstrative exhibits, witness examination outlines, expert reports and exhibits, and results of jury research; or (ii) experts, if any, with whom Plaintiffs’ Counsel have entered into exclusive retention agreements.
5.7Participation in Agency Proceedings. This Agreement does not impact any Party’s right to participate in any pending or future Agency Proceedings. However, Plaintiffs’ Counsel shall take no position in any Agency Proceedings concerning the assessment of penalties against Defendants.

5.8EN Plaintiffs. The Parties shall work together amicably and in good faith to identify within forty-five (45) days after the Effective Date the EN Plaintiffs, if any. Upon the final identification of any such EN Plaintiffs, the Parties shall jointly notify the Claim Administrators of the same by identifying any such EN Plaintiffs by name. If a dispute arises as to whether a plaintiff qualifies as an EN Plaintiff, the Parties will amicably and in good faith attempt to resolve such dispute and, absent a consensual resolution, will submit the dispute to the Claims Administrators for resolution. In order for a plaintiff to qualify as an EN Plaintiff, such plaintiff must satisfy each of the following criteria: (1) such plaintiff timely served a questionnaire response by the deadline set forth in the Order to Show Cause or by the deadline set forth in Case Management Order No. 5, as applicable; and (2) such plaintiff was, through benign neglect or other excusable mistake, identified on a filed request for dismissal with the Court.
5.9Cooperation in Reporting to CMS. Plaintiffs’ Counsel and their respective Eligible Plaintiffs acknowledge that under the Medicare Secondary Payer Act of 1980 (“MSP”) and Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007 (“MMSEA”), Defendants may be required to report to the Centers for Medicare & Medicaid Services (“CMS”) certain settlements entered into with Medicare beneficiaries. CMS may seek reimbursement for those portions of a settlement that are duplicative of certain amounts that were already paid through Medicare.
Plaintiffs’ Counsel and their respective Eligible Plaintiffs agree to cooperate with Defendants to determine whether any such Eligible Plaintiff’s Claims are such that Defendants must report to CMS any settlement reached with that Eligible Plaintiff. All Releasors who are natural persons shall complete and sign the “Medicare and Medicaid Information Declaration” attached as Exhibit 1 to their Individual Releases, to assist Defendants in initially determining whether their Claims require reporting. Plaintiffs’ Counsel agrees to use its best efforts to obtain from Releasors who are natural persons all Medicare and Medicaid Information Declarations to determine whether each Releasor’s Claims are such that settlement thereof must be reported to CMS.
5.10Defendants’ Defenses. The Parties agree that this Agreement has no impact on any and all defenses that Defendants might have, whether asserted or unasserted, known or unknown, including defenses based on statutes of limitation, jurisdiction, venue, with respect to this Action or any litigation outside of this Agreement.
6.PROCEDURES TO IMPLEMENT SETTLEMENT TERMS
6.1Appointment of Claims Administrators and Claims Processor. The Parties hereby agree to engage the Claims Administrators, the QSF Trustee and Claims Processor to effectuate the terms of this Agreement. The Parties agree to seek to have the Court appoint the Claims Administrators and QSF Trustee for purposes of effectuating the terms of this Agreement.
6.2Plaintiffs’ Counsel Obligations.
(a)Plaintiffs’ Counsel shall work with Claims Administrators to develop a settlement allocation criteria and methodology, claims protocol (including the procedures for the participation of Minor Eligible Plaintiffs in the allocation process through execution of Individual Releases by duly appointed guardians ad litem pursuant to California Code of Civil Procedure section 372 pursuant to Section 6.2(c)), opt-in packet, and informed consent letter – each of which is to be approved by the Court. As soon as reasonably practicable after the appointment of the Claims Administrators by the Court, but no later than sixty (60) days thereafter, Plaintiffs shall cause the Claims Administrators to develop a written settlement allocation criteria and methodology. Plaintiffs’ Counsel and the Claims Administrators will send to each Eligible Plaintiff a “Consent to Allocation Protocol and Disclosure of Settlement Framework,” which shall describe the Court-approved settlement allocation criteria and methodology and claims protocol, and shall clearly inform the Eligible Plaintiffs that the transfer of the Final Settlement Amount will not occur unless the Conditions Precedent are satisfied, or expressly waived by Defendants (in Defendants’ sole and absolute discretion), by the CP Satisfaction Date Deadline. The “Consent to Allocation Protocol and Disclosure of Settlement Framework” shall inform Eligible Plaintiffs of the potential that Eligible Plaintiffs may not receive any portion of the Final Settlement Amount if such possibility exists under the Court approved settlement allocation criteria and methodology and claims protocol. Prior to submittal to the Court for approval, the Claims Administrator will provide a certification to the Defendants that the proposed final “Consent to Allocation Protocol and Disclosure of Settlement Framework” complies with the provision of this Section 6.2.
(b)The Parties shall work together amicably and in good faith to update the Preliminary Attachment E to identify all Eligible Plaintiffs (including, for purposes of clarity, all EN Plaintiffs identified pursuant to Section 5.8 and all Reconciled Plaintiffs identified pursuant to Section 5.3) who/which shall be afforded the opportunity to participate in the protocol identified in Section 6.2(a). The Updated Attachment E shall list all such Eligible Plaintiffs by name, assigned plaintiff ID number (if available) and Plaintiffs’ index number, address, the identity of their primary counsel for purposes of determining whether such Eligible Plaintiff belongs to the Eligible Plaintiff (Group B) group, and to which categories set forth in Section 2.19, Section 2.20 and/or Section 2.21 they belong. The Parties agree to use their best efforts to finalize the Updated Attachment E by sixty (60) days after the Effective Date. In preparing the Updated Attachment E, the Parties agree as follows:
(1). All plaintiffs identified as Attachment D Plaintiffs on Updated Attachment D shall be excluded from the Updated Attachment E.
(2). All Reconciled Plaintiffs (to the extent not already included on Preliminary Attachment E) and all EN Plaintiffs shall be included in Updated Attachment E.

(3). No plaintiffs who filed their respective action after September 1, 2021, shall be included on the Updated Attachment E.
(4). If a plaintiff is represented by both Plaintiffs’ Counsel and counsel who is not a member of a Plaintiffs’ Counsel Firm, such plaintiff shall be identified as being within the Eligible Plaintiff (Group B) category and the Plaintiffs’ Counsel Firm shall be identified as such plaintiff’s counsel on Updated Attachment E.

(5). For purposes of determining whether a plaintiff belongs in either the Eligible Plaintiff (Group C) or Eligible Plaintiff (Group D) category in the Updated Attachment E, for those Eligible Plaintiffs identified on Attachment H who/which are assigned to either the Eligible Plaintiff (Group C) or the Eligible Plaintiff (Group D) category, the Parties agree that such Eligible Plaintiffs shall be assigned to the same category in the Updated Attachment E.

(6). The only Entity Plaintiffs which may be included on Updated Attachment E are those Entity Plaintiffs who are included on Preliminary Attachment E.

If an issue arises over the appropriate categorization of a particular Eligible Plaintiff within the Eligible Plaintiff groups identified in Section 2.19, Section 2.20, and Section 2.21, the Parties will work in good faith to resolve such dispute and, absent a consensual resolution, will submit the dispute to Claims Administrators for resolution. Upon agreement by the Parties of the final Updated Attachment E, the Parties shall send a joint notice to the Claims Administrators of such fact, and at such point the Preliminary Attachment E shall be deemed automatically amended and restated to replace the contents of the same with the Updated Attachment E approved by the Parties. For purposes of clarity, (i) there shall be no adjustment to how the Reduction is calculated pursuant to Section 2.39 as a result of the updates or modification to Preliminary Attachment E or the approval by the Parties of the Updated Attachment E, even if the number of Eligible Plaintiffs listed on the Updated Attachment E is different from 35,717; and (ii) for purposes of calculating whether or not the Conditions Precedent have been satisfied with respect to the Participation Thresholds, the denominator which shall be used shall be the number of applicable Eligible Plaintiffs for the applicable Participation Threshold set forth on the Updated Attachment E.
(c)The protocols adopted by the Claims Administrators and Plaintiffs’ Counsel pursuant to Section 6.2(a) shall include the following with respect to all Minor Eligible Plaintiffs who wish to participate in the settlement process:
First, each Minor Eligible Plaintiff who wishes to participate in the settlement allocation criteria and methodology and claims protocol shall have a guardian ad litem duly appointed.
Second, the duly appointed guardian ad litem shall execute the Individual Release on behalf of the Minor Eligible Plaintiff.
Third, counsel for each Minor Eligible Plaintiff shall petition the Court or special master or referee appointed by the Court for approval of the Settling Minors’

Compromise, based on: (i) the executed Individual Release; (ii) the settlement allocation criteria and methodology and claims protocol approved by the Court pursuant to Section 6.2(a); (iii) the agreement between counsel and such Minor Eligible Plaintiff regarding attorneys’ fees; (iv) the CMO 6 Withholding; (v) any costs or litigation expenses incurred by counsel for the Minor Eligible Plaintiff’s claims that are attributable to such Minor Eligible Plaintiff’s claims; and (vi) any other relevant information with respect to such Minor Eligible Plaintiff known at the time (the “Settling Minors’ Compromise Petition”). The Settling Minors’ Compromise Petition need not identify such Minor Eligible Plaintiff’s specific allocation of the Final Settlement Amount under the settlement allocation criteria and methodology or any sum certain for the Minor Eligible Plaintiff’s settlement payment, attorney’s fees, or other costs.
The Parties agree to petition the Court to appoint a special master or referee for purposes of appointing guardians ad litem for the Minor Eligible Plaintiffs and approving the Settling Minors’ Compromise Petitions to the extent permitted by applicable law.

6.3Forms of Individual Release. Plaintiffs’ Counsel shall submit the forms of Individual Release set forth in Attachment A-1 and Attachment A-2 to the Court for approval. For purposes of clarity, a signed Individual Release must be provided to Defendants by each Eligible Plaintiff in order for any such Eligible Plaintiff to participate in the settlement and receive any portion of the Final Settlement Amount.
6.4Compliance Provision. Plaintiffs’ Counsel agree in obtaining executed Individual Releases that they will make to each such Eligible Plaintiff disclosures sufficient to satisfy the obligations of Rule 1.8.7 of the California Rules of Professional Conduct.
6.5Collection of Individual Releases Prior to CP Satisfaction Date. Plaintiffs’ Counsel shall be solely responsible for obtaining and submitting Individual Releases and distribution of the Final Settlement Amount. All Individual Releases executed by Eligible Plaintiffs’ shall be delivered to the Claims Administrators to be held in trust for the Parties until the CP Satisfaction Date or the earlier termination of this Agreement. If the CP Satisfaction Date occurs, the Claims Administrators shall deliver the original Individual Releases to the Defendants in accordance with Section 4.3. If the termination of this Agreement occurs prior to the CP Satisfaction Date occurring, then the Parties irrevocably authorize the Settlement Administrator to return all Individual Releases to Plaintiffs’ Counsel or to the counsel of the Eligible Plaintiffs, as applicable.
6.6Reporting. The Parties agree that the Claims Administrators shall be instructed to provide a report each month after the Effective Date which report shall detail the activities performed in the prior month and identify the Eligible Plaintiffs who have executed and delivered Individual Releases as of month’s end, together with a copy of each Individual Release received by the Claims Administrators in such month (for purposes of clarity, such Individual Releases shall not be deemed delivered to Defendants unless and until the CP Satisfaction Date occurs). Defendants shall inform Plaintiffs’ Counsel within thirty (30) days of each report whether the Individual Releases received by Defendants are acceptable to Defendants. In addition, if the CP Satisfaction Date has not occurred forty five (45) Days prior to the CP Satisfaction Date

Deadline, the Parties agree that the Claims Administrators shall be instructed to provide a report which: (i) identifies the Eligible Plaintiffs who have executed and delivered Individual Releases as of such date; (ii) identifies by name which Eligible Plaintiffs have affirmatively opted not to execute an Individual Release; and (iii) identifies by name the Eligible Plaintiffs with whom there has been no response after outreach and identifies when such outreach was made. If the Claims Administrators have reason to believe that any of the Participation Thresholds have been achieved, they shall provide notice to Defendants and Plaintiffs’ Counsel.
6.7Certain Claims. Consistent with Section 7.1(b), the process of allocating the Final Settlement Amount to Releasors shall include procedures necessary to resolve all lien holder claims (including Medicare and Medicaid claims) that have been or may be asserted against Releasors arising out of or in any way related to the allegations underlying the Action(s), as well as to satisfy all obligations under any other applicable court order, rule, or regulation.
6.8Administration and Allocation of Final Settlement Amount. Defendants agree to pay $10,000,000 in the aggregate to the Claims Administrators and/or to any other referees or special masters, for the fees and costs of the preparation, administration, allocation and processing of the Final Settlement Amount, resolving any disputes pursuant to Section 5.3, Section 5.8 and Section 6.2, processing and adjudicating guardian ad litem petitions and the Settling Minors’ Compromise Petitions, and the performance of other obligations under this Section 6. The Parties agree that Defendants have no responsibility or liability for such costs and fees to the extent such costs and fees exceed $10,000,000, or for the distribution or the allocation of the Final Settlement Amount.
6.9    Tax Matters. Each Party shall be solely responsible for the U.S. federal, state, local and foreign tax consequences to such Party of the receipt of funds from the QSF Account pursuant to this Agreement. The Parties agree that the Parties shall treat the QSF Account as a QSF for all reporting purposes under the federal tax laws.
7.POST-CP SATISFACTION DATE OBLIGATIONS
7.1If the CP Satisfaction Date occurs, and provided Defendants transfer the Final Settlement Amount pursuant to Section 4.4 and Section 4.5, Plaintiffs’ Counsel agrees as follows:
(a)Eligible Plaintiffs’ Dismissals. Within fourteen (14) days of the transfer of the Final Settlement Amount pursuant to Section 4.4 and Section 4.5, Plaintiffs’ Counsel shall file with the Court executed requests for dismissal with prejudice of all Claims of the Releasors in their entirety against Defendants. Plaintiffs’ Counsel shall take all necessary steps to work with the Court to ensure prompt entry of such dismissals.
(b)Liens. The Parties hereby agree to engage the LRA to perform certain functions pursuant to the Agreement in connection with liens and/or reimbursement claims, including, but not limited to, those that may be asserted with respect to federal Medicare (Parts A and B) benefits (“Medicare”) as contemplated by the MSP; Medicaid liens; and certain other governmental health care programs with statutory reimbursement or subrogation rights (specifically, TRICARE, CA, and Indian Health Services benefits).

Each Releasor shall be required to cooperate with the procedures and protocols established by the LRA and approved by Defendants, which includes, but is not limited to, completing and signing the Medicare and Medicaid Information Declaration, as set forth above in Section 5.9.

Regardless of any limitation as to the scope of the LRA’s responsibilities described above, as to any right or claim to any portion of the Final Settlement Amount hereunder, including without limitation any right or claim based on payment for or reimbursement of any injury-related medical expenses alleged to be directly or indirectly arising from, related to or in any way pertaining to the events described in the Actions, which include, but are not limited to, drug costs, hospital expenses, medical expenses, physician expenses, or any other health care provider expenses arising from or based on the provision of medical care or treatment to Releasors, each Releasor shall identify (i) all statutory claim or lien holders, including government payors such as Medicare and Medicaid; (ii) any other holders of claims or liens as to which the Releasors or Plaintiffs’ Counsel have received notice or have knowledge; and (iii) any parties to lawsuits or interventions, including by subrogation, possessing any right or making any claim.

Plaintiffs’ Counsel and their respective Eligible Plaintiffs shall be solely responsible for liens, subrogation interests, or other encumbrances arising from or related to any of their respective Claims. Plaintiffs’ Counsel and Eligible Plaintiffs further agree to satisfy, pursuant to and consistent with the MSP and MMSEA, any and all known medical liens and/or claims arising from medical expenses, including liens by any health care provider, Medicare, Medicaid, or any other third party incurred as a result of the allegations in the Actions, prior to or concurrently with the distribution of any portion of the Final Settlement Amount to the respective Eligible Plaintiffs. Plaintiffs’ Counsel also agrees that it will provide Defendants (whether through the LRA or otherwise) with documentation indicating that any and all liens that any lien holder, including Medicare or Medicaid, may have against the Final Settlement Amount or any individual Eligible Plaintiff’s portion of the Final Settlement Amount have been paid, preferably in the form of communications from Medicare or other lien holder acknowledging payment in satisfaction of its final demands. Plaintiffs’ Counsel specifically agree that if Medicare or Medicaid is entitled to any portion of a given Eligible Plaintiff’s settlement distribution, Medicare or Medicaid, as applicable, will be paid its portion prior to or concurrently with any payment of any portion of the Final Settlement Amount to that Eligible Plaintiff.

(c)Further Indemnity Re: Final Settlement Amount. Plaintiffs’ Counsel agrees to release, indemnify, defend and hold harmless Defendants from any liens or claims of any kind (including subrogation claims) by and amongst all such Plaintiffs’ Counsel and their respective Eligible Plaintiffs arising out of or related to the distribution of or allocation of the Final Settlement Amount, including but not limited to any act or omission, whether intentional, negligent, or otherwise, on the part of the Claims Administrators or Plaintiffs’ Counsel.
(d)Withdrawal From Leadership. Provided that the CP Satisfaction Date has occurred, within fourteen (14) days after the expiration of the Stay Period, and excepting solely with respect to the continued administration of the provisions of this Agreement, Plaintiffs’ Counsel agree to take all necessary steps to withdraw from their positions on the “Plaintiffs’ Steering Committees” and/or “Private Plaintiffs’ Liaison Counsel” as established by Case Management Order No. 2 in the Southern California Gas Leak Cases or otherwise and/or any other leadership roles in the Action(s), subject to approval of the Court.
8.REPRESENTATIONS AND WARRANTIES
8.1Eligible Plaintiffs. Plaintiffs’ Counsel represent and warrant that, to their actual knowledge, they are not aware of any other persons or entities who are not Eligible Plaintiffs who are asserting Claim(s) against Defendants.
8.2Plaintiffs’ Counsel Authority. Plaintiffs’ Counsel represent and warrant that collectively they represent at least eighty (80) percent of Eligible Plaintiffs, and that they have the authority under Case Management Order No. 2 to enter into this Agreement. This Agreement has been duly authorized, executed and delivered by or on behalf of themselves. Upon execution and delivery, this Agreement constitutes the legal, valid, and binding obligation of the Plaintiffs’ Counsel, enforceable against such persons in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally, by rules of professional responsibility in applicable jurisdictions governing the professional conduct of individual lawyers of Plaintiffs’ Counsel reflected on the signature page(s) of this Agreement, and by general equitable principles.
8.3    Defendants’ Representation. This Agreement has been duly authorized, executed, and delivered by or on behalf of the Defendants. Upon execution and delivery, this Agreement constitutes the legal, valid, and binding obligation of such Defendants, enforceable against such Defendants in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general equitable principles.

9.ADDITIONAL TERMS
9.1No Admission of Liability. This Agreement is entered into solely by way of compromise and settlement. Neither this Agreement nor any exhibit, document, or instrument delivered hereunder, nor any statement, transaction, or proceeding in connection with the negotiation, execution or implementation of this Agreement, is intended to be or shall be construed as evidence of an admission or concession by Defendants of any fault, liability, or wrongdoing, or of the truth of any allegations asserted by any Eligible Plaintiff against Defendants in the Actions.
9.2Entire Agreement and Construction. This Agreement and the Individual Release from each settling Releasor constitute the entire agreement between the Parties and supersede all other prior or contemporaneous agreements and understandings between the Parties, whether written or oral. This Agreement and any Individual Release may be amended or modified only by a written instrument executed by the parties to be bound thereby. The Parties understand and agree that each and every term and condition of this Agreement has been mutually negotiated, prepared and drafted, and if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition.
9.3Confidentiality.
(a)For purposes of this Section 9.3, the term “Settlement Negotiation Confidential Information” shall mean all the terms in any term sheets exchanged during negotiations of this Agreement, all of the negotiations culminating in the Agreement, and any other information shared by and between the Parties pursuant to the Settlement and Mediation Privileges pursuant to Evidence Code sections 1119, 1152 and 1154. The Parties hereby agree to hold in strict confidence the Settlement Negotiation Confidential Information, the terms of this Agreement and the Individual Releases, the amount of the Settlement Funds, and the amount paid to each Eligible Plaintiff (collectively, “Confidential Information”), and agree not to disclose such Confidential Information to any other person or entity except: (i) to their financial and/or tax advisors and for Medicare reporting purposes; (ii) upon the Parties’ prior written consent; (iii) as may be related to Defendants’ disclosures in connection with the applicable securities laws and the rules of any exchange in which Defendants’ securities are listed; (iv) to Defendants’ insurers; (v) in the case of Defendants, to any rating agencies such as S&P, Moody’s and Fitch; (vi) in response to a judicial order; and (vii) in the case of Plaintiffs’ Counsel, as necessary for Plaintiffs’ Counsel to satisfy their obligations under this Agreement or as necessary to comply with their professional ethical obligations. Notwithstanding the foregoing, “Confidential Information” shall not include any information which is or becomes published or otherwise available in the public domain through no wrongful act of a Party hereto. In the event that any person or entity, including, but not limited to, a judicial or other governmental forum, makes a request to receive Confidential Information or invokes a process to obtain Confidential Information, the Parties agree to cooperate in preventing such disclosure and to provide prompt written notice of such fact to each other within five (5) business days after receiving the request to provide an opportunity to contest such request. All obligations of the Parties under this Section 9.3(a) shall expire on the earlier of (1) Defendants’ filing of this Agreement with the Securities and Exchange Commission; or (2) the eighth (8th) calendar day after the Effective Date. Notwithstanding any such expiration, each Party shall continue to be obligated hereunder to keep in strict confidence and not disclose the Settlement Negotiation Confidential Information, and neither Party intends to waive its Settlement and Mediation Privileges rights with respect to such information. After Defendants file this Agreement with the Securities and Exchange Commission, they will promptly advise Plaintiffs’ Counsel that such filing has occurred.
(b)Plaintiffs’ Counsel acknowledge that they continue to be bound by the obligations set forth in Case Management Order No. 4 in the Southern California Gas Leak Cases.
9.4Non-Disparagement. Plaintiffs’ Counsel agree that they will not publicly, orally or in writing: (a) make or express any comment, view or opinion critical or disparaging of the

Agreement in any way related to the JCCP; or (b) authorize any agent or representative to make or express such a comment, view or opinion, except as may be compelled by law.
9.5Notice by Parties. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given as of the date such notices or other communications are: (i) delivered by hand; (ii) sent by facsimile with receipt confirmed, provided that a copy is mailed on the same date by registered mail, return receipt requested; or (iii) received by the addressee, if sent by Express Mail, FedEx or other express delivery service with receipt requested; in each case, to the appropriate addressees and/or facsimile numbers set forth below (or to such other addressees and facsimile numbers as a Party may designate as to itself by notice to the other Party):
(a)If to Defendants:
Morgan, Lewis & Bockius LLP
James J. Dragna
jim.dragna@morganlewis.com
David L. Schrader
david.schrader@morganlewis.com
Deanne L. Miller
deanne.miller@morganlewis.com
Yardena R. Zwang-Weissman
Yardena.zwang-weissman@morganlewis.com
300 South Grand Avenue
Twenty-Second Floor
Los Angeles, CA 90071-3132
Tel:    213.612.2500
Fax:    213.612.2501

O’Melveny & Myers LLP
Daniel M. Petrocelli
dpetrocelli@omm.com
M. Randall Oppenheimer
roppenheimer@omm.com
Sabrina H. Strong
sstrong@omm.com
Jonathan R. Schneller
jschneller@omm.com
1999 Avenue of the Stars
Eighth Floor
Los Angeles, CA  90067-6035
Tel:      310.553.6700
Fax:     310.246.6779

(b)If to Plaintiffs’ Counsel on behalf of Eligible Plaintiffs:
Panish, Shea & Boyle LLP
Brian Panish
panish@psblaw.com
Jesse Creed
creed@psblaw.com
11111 Santa Monica Blvd., Suite 700
Los Angeles, CA 90025
Tel:    310.477.1700
Fax:    310.477.1699

Boucher LLP
Raymond Boucher
ray@boucher.la
21600 Oxnard Street, Suite 600
Woodland Hills, CA 91367
Tel:    818.340.5400
Fax:    818.340.5401

(c)If to the Claims Administrators:
Signature Resolution
Louis Meisinger
judgemeisinger@signatureresolution.com
Scott Gordon
judgegordon@signatureresolution.com
633 W. 5th St, Suite 1000
Los Angeles CA 90071
Tel:    213.622.1002

9.6Governing Law. The Agreement and the Individual Releases shall be construed according to the laws of the State of California.
9.7Waiver of Inconsistent Provisions of Law. To the fullest extent permitted by applicable law, each Party waives any provision of law (including the common law) that renders any provision of this Agreement invalid, illegal, or unenforceable in any respect.
9.8Severability. Without limiting Section 9.7, in the event that any provision in or obligation under this Agreement is determined to be invalid, illegal, or unenforceable in the applicable jurisdiction, the validity, legality, and enforceability of all other provisions in or obligations under this Agreement shall not be affected or impaired in any way.
9.9Headings. The headings used herein are intended for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

9.10References. As used in this Agreement or any Attachment hereto, the words “include” and “including,” and words of similar import, are not limiting and shall be construed to be followed by the words “without limitation.” The definitions contained in this Agreement or any Attachment hereto are applicable to the singular as well as the plural forms of such terms. The words “herein,” “hereof,” and “hereunder,” and other words of similar import, refer to the Agreement in its entirety, rather than to only the particular portion of the Agreement.
9.11No Third-Party Beneficiaries; Assignment. No provision of this Agreement or any Attachment thereto is intended to create any third-party beneficiary to this Agreement. This Agreement shall be binding upon, and inure to the benefit of, each Party’s successors and permitted assigns. Any rights, interests, or obligations that Plaintiffs’ Counsel’s Eligible Plaintiffs have under the Agreement and/or their Individual Releases are personal to them and are not assignable, and may not otherwise be transferred, sold or given away without prior written consent from Defendants. Any assignment or transfer in violation of this provision shall be null and void ab initio.
9.12No Implied Waiver. Except where a specific period of action or inaction is expressly provided herein, no failure on the part of a Party to exercise, and no delay on the part of a Party in exercising, any right, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any waiver on the part of a Party of any such right, power, or privilege, or any single or partial exercise of any such right, power, or privilege, preclude any other or further exercise thereof or the exercise of any other right, power, or privilege; nor shall any waiver on the part of a Party, on any particular occasion or in any particular instance, of any particular right, power, or privilege operate as a waiver of such right, power, or privilege on any other occasion or in any other instance.
9.13Time of the Essence. Time is of the essence with respect to all provisions of this Agreement that specify a time for performance.
9.14Further Assurances. The Parties represent that they will act in good faith in satisfying their respective obligations under this Agreement. From time to time following the execution of this Agreement, each Party shall take such reasonable actions consistent with the terms of the Agreement as may reasonably be requested by the other Party, and otherwise reasonably cooperate with the other Party in a manner consistent with the terms of this Agreement as reasonably requested by such other Party in order to effectuate the intent and purposes of this Agreement and to carry out the terms herein.
9.15Incorporation of Attachments by Reference. All attachments identified below herein are incorporate herein by this reference.
Attachment A-1 – Form of Individual Release, including Certificate of Counsel and Medicare Disclosure Form (Natural Person)
Attachment A-2 – Form of Individual Release, including Certificate of Counsel (Entity Plaintiff)
Attachment B – Actions List
Attachment C – Excluded Cases
Attachment D – Preliminary Attachment D

Attachment E – Eligible Plaintiffs
Attachment F – List of Eligible Plaintiffs (Bellwether)
Attachment G – List of Eligible Plaintiffs (Discovery Pool)
Attachment H – Preliminary List of Eligible Plaintiffs (Group C) and Eligible Plaintiffs (Group D)

9.16Electronic Signatures and Counterparts. This Agreement and any amendments thereto, to the extent signed and delivered electronically or by facsimile, shall be treated in all manner and respects as an original agreement, and shall be considered to have the same binding legal effect as if it were the original signed version thereof, delivered in person. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. Any Individual Release, to the extent signed and delivered electronically or by facsimile, shall be treated in all manner and respects as an original agreement, and shall be considered to have the same binding legal effect as if it were the original signed version thereof, delivered in person, upon delivery by the Claims Administrators to Defendants in accordance with the terms of this Agreement.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.
DEFENDANTS:

SOUTHERN CALIFORNIA GAS COMPANY	SEMPRA ENERGY
By: /s/ David J. Barrett	By: /s/ Peter R. Wall
Name: David J. Barrett	Name: Peter R. Wall
Title: Vice President & General Counsel	Title: Senior Vice President - Controller & Chief Accounting Officer
Date: September 26, 2021	Date: September 26, 2021
APPROVED AS TO FORM AND CONTENT ONLY:

O’MELVENY & MYERS LLP	MORGAN, LEWIS & BOCKIUS LLP
By: /s/ Sabrina H Strong	By: /s/ James J. Dragna
Name: Sabrina H Strong	Name: James J. Dragna
Title: Partner	Title: Partner
Date: September 26, 2021	Date: September 26, 2021

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[Signature Pages to Master Agreement to Resolve JCCP No. 4861 Private Party Claims]

PLAINTIFFS’ COUNSEL:

By: /s/ Brian Panish	By: /s/ Raymond Boucher
Name: Brian Panish	Name: Raymond Boucher
Date: September 25, 2021	Date: September 25, 2021
Panish, Shea & Boyle LLP (on its own behalf and on behalf of Kenneth T. Haan & Associates)
Brian Panish, Esq. (panish@psblaw.com)
Jesse Creed, Esq. (creed@psblaw.com)
11111 Santa Monica Boulevard, Suite 700
Los Angeles, CA 90025
Phone: (310) 477-1700
Fax: (310) 477-1699	Boucher LLP Raymond Boucher, Esq. (ray@boucher.la) Maria Weitz, Esq. (weitz@boucher.la) 21600 Oxnard Street, Suite 600 Woodland Hills, CA 91367 Phone: (818) 340-5400 Fax: (818) 340-5401

By: /s/ Rex Parris	By: /s/ Paul R. Kiesel
Name: Rex Parris	Name: Paul R. Kiesel
Date: September 25, 2021	Date: September 23, 2021
Parris Law Firm (on its own behalf and on behalf of Kenneth T. Haan & Associates)
R. Rex Parris, Esq. (rrparris@parrislawyers.com)
43364 10th Street West
Lancaster, CA 93534
Phone: (661) 949-2595
Fax: (661) 949-7524	Kiesel Law LLP (on its own behalf and on behalf of Keosian Law LLP) Paul Kiesel, Esq. Mariana McConnell, Esq. 8648 Wilshire Blvd. Beverly Hills, CA 90211 Phone: (310) 854.4444 Fax: (619) 525-7672

[Signature Pages to Master Agreement to Resolve JCCP No. 4861 Private Party Claims]

By: /s/ Robin L. Greenwald	By: /s/ Frank Petosa
Name: Robin L. Greenwald	Name: Frank Petosa
Date: September 25, 2021	Date: September 25, 2021
Weitz & Luxenberg, P.C.
Robin Greenwald, Esq. (rgreenwald@weitzlux.com)
Devin Bolton, Esq.
(dbolton@weitzlux.com)
1880 Century Park East, Suite 700
Los Angeles, CA 90067
Phone: (310) 247-0921
Fax: (310) 786-9927	Morgan & Morgan (on its own behalf and on behalf of Kenneth T. Haan & Associates)
Frank Petosa, Esq. (fpetosa@forthepeople.com)
8151 Peters Road, 4th Floor
Plantation, FL 33324
Phone: (954) 318-0268
Fax: (954) 327-3018

By: /s/ Roland Tellis	By: /s/ Frank M. Pitre
Name: Roland Tellis	Name: Frank M. Pitre
Date: September 23, 2021	Date: September 25, 2021
Baron & Budd P.C. Roland Tellis, Esq. (rtellis@baronbudd.com) 15910 Ventura Blvd., Suite 1600 Encino, CA 91436 Phone: (818) 839-2333 Fax: (818) 986-9698	Cotchett, Pitre & McCarthy LLP
Frank Pitre, Esq. (fpitre@cpmlegal.com)
Gary Praglin, Esq. (gpraglin@cpmlegal.com)
2716 Ocean Park Boulevard, Suite 3088
Santa Monica, CA 90405
Phone: (310) 392-2008
Fax: (310) 392-0111

By: /s/ Walter Lack	By: /s/ Alan Schimmel
Name: Walter Lack	Name: Alan Schimmel
Date: September 25, 2021	Date: September 25, 2021
Engstrom, Lipscomb & Lack Walter Lack, Esq. (wlack@elllaw.com) 10100 Santa Monica Boulevard, 12th Floor Los Angeles, CA 90067 Phone: (310) 552-3800 Fax: (310) 552-9434	Schimmel & Parks Alan Schimmel, Esq. (aischimmel@spattorneys.com) 15303 Ventura Boulevard, Suite 650 Sherman Oaks, CA 91403

[Signature Pages to Master Agreement to Resolve JCCP No. 4861 Private Party Claims]

By: /s/ James P. Frantz
Name: James P. Frantz
Date: September 25, 2021
Frantz Law Group, APLC James Frantz, Esq. (jpf@frantzlawgroup.com) 2029 Century Park East, Suite 400 Los Angeles, CA 90067 Phone: (323) 425-8138 Fax: (619) 525-7672
[Signature Pages to Master Agreement to Resolve JCCP No. 4861 Private Party Claims]